Manning & Napier Code of Ethics

for

Manning & Napier Advisors, LLC
Manning & Napier Alternative Opportunities, LLC
(each, an “Advisor” and, collectively, the “Advisors”)

Manning & Napier Fund, Inc. (the “Fund”)

Manning & Napier Investor Services, Inc.

and

Any other person(s), including all Officers of Exeter Trust Company, notified by a Chief Compliance Officer (“CCO”)

Updated: July 1, 2015

If you have any questions regarding the procedures for complying with this Code of Ethics, please direct all questions to Jodi Hedberg, the CCO of the Fund, or Jessica Kushner, the CCO of the Advisors.

Table of Contents
Section/Title	Page
I. Code of Ethics
A. Adoption of the Code of Ethics	3
B. Why this Code applies to You.	3
C. Persons Covered by this Code.	3
II. Manning & Napier’s Standards of Professional Business Conduct	3
A. Conduct	3
B. Conflicting Activities	4
1. Conflicting Transactions	4
2. Conflicting Duties	4
3. Conflicts of Interest	4
4. Disclosure of Conflicts	4
5. Disclosure of Referral Fees	4
C. Prohibited Activities	4
1. In General	4
2. Prohibition on Accepting and Giving of Gifts	5
3. Prohibition Against Assisting Legal and Ethical Violations	5
4. Prohibition Against Use of Material Non-Public Information	5
5. Prohibition Against Plagiarism	5
6. Prohibition Against Misrepresentation of Services	5
D. Compliance with Laws, Rules, Regulations and Policies	5
1. Required Knowledge and Compliance	5
2. Personal Securities Transactions	5
3. Whistleblowing	5
4. Responsibilities of Supervisors	6
5. Reporting Violations	6
E. Research Reports, Investment Recommendations and Actions	6
1. Research Reports	6
2. Investment Recommendations	6
3. Fair Dealing with Customers and Clients	6
4. Preservation of Confidentiality	8
5. Maintenance of Independence and Objectivity	6
III. Personal Securities Transactions	7
A. Reporting Requirements – All Employees	7
1. What Accounts Are Covered by this Code.	7
2. Disclosure of All Covered Accounts.	7
3. Duplicate Copies.	7
4. Quarterly Transaction Reports.	7
B. Reporting Requirements – Access and Investment Persons	8
1. Initial Holdings Certification.	8
2. Annual Holdings Certification.	8
C. Pre-Clearance Requirements	8
1. What Securities Are Covered by this Code.	8
2. What Securities Are Not Covered by this Code.	8
3. How to Obtain Pre-Clearance.	8
4. IPO’s and Limited Offerings/Private Placements	9
D. Non-Covered Activities.	9
E. 30-Day Holding Period Requirement (Investment Persons only).	9
F. Construction and Administration of this Code.	10
G. Resolutions/Sanctions.	11
H. Annual Written Reports to the Boards.	11
I. Recordkeeping.	12
APPENDIX A. Covered Account Definition
APPENDIX B. Applicable Definitions
APPENDIX C. CCO’s and Review Officers
APPENDIX D. M&N Whistleblower Policy & Procedures

Section I.	Code of Ethics

A.  Adoption of the Code of Ethics.  This Code of Ethics (the “Code”) has been adopted by Manning & Napier Advisors, LLC, Manning & Napier Alternative Opportunities, LLC (collectively, the “Advisors”), Manning & Napier Fund, Inc. (the “Fund”), and Manning & Napier Investor Services, Inc. (collectively, “Manning & Napier”) in accordance with Rule 17j-1 under the Investment Company Act of 1940, as amended (the “1940 Act”) and Rule 204A-1 of the Investment Advisers Act of 1940, as amended (the “Advisers Act”). This Code establishes rules of conduct for all employees of Manning & Napier and is designed to, among other things, govern personal securities trading activities in the accounts of employees. The Code is based upon the principle that Manning & Napier and its employees owe a fiduciary duty to Manning & Napier’s clients, which requires them to conduct their affairs, including their personal securities transactions, in such a manner as to avoid:

(i)	serving their own personal interests ahead of clients,
(ii)	taking inappropriate advantage of their position with Manning & Napier, and
(iii)	any actual or potential conflicts of interest or any abuse of their position of trust and responsibility.

All Employees of Manning & Napier are required to comply with the Federal Securities Laws (as defined in Appendix B).

B.  Why this Code applies to You.  This Code applies to you because you owe fiduciary duties to Manning & Napier’s clients.  You should have been notified by a Review Officer advising you of whether you are an Access Person or an Investment Person, as defined in Appendix B.  If you have not received notification identifying you as an Access or Investment Person, you are considered to be a Non-Access Person under this Code.  Note: When the term “Access Person” is used in this Code it shall include both Access Person and Investment Person, except where otherwise noted.  Manning & Napier is required to provide each employee with a copy of this Code and any amendments and each employee must submit an acknowledgement of the receipt of the Code and any amendments.

C.  Persons Covered by the Code.
The following persons are covered by the Code:
•	Affiliated Directors and officers of Manning & Napier;
•	Employees; and
•	Certain temporary workers, interns and consultants, certain employees of affiliates, or particular persons designated by a CCO.

Section II.	Standards of Professional Business Conduct

A.	Conduct. You are to conduct yourself with integrity and dignity and act in an ethical manner in your dealings with the public, clients, prospective clients, fellow employees, supervisors and representatives of the Advisors.

You are to encourage each fellow employee to conduct him or herself in a competitive, professional and ethical manner that will positively reflect on himself or herself, his or her profession, and the Advisors.

You are to act with competence and strive to maintain and improve your competence and that of fellow employees.

You are to use proper care and exercise independent professional judgment.

B.	Conflicting Activities.
1.	Conflicting Transactions. No Employee who is aware (or should be aware) that the Advisors are purchasing or selling a particular Covered Security or is considering such a purchase or sale for clients may engage in any transaction with respect to that security.
For the purposes of this Code, a Covered Security is under consideration for purchase or sale when:

•	a Covered Security is recommended for purchase or sale;
•	a decision has been made, though not yet implemented, to make such purchase or sale; or
•	the Advisors seriously considers making a recommendation regarding the Covered Security.
2.	Conflicting Duties. Employees may not serve on a Board of Directors of publicly traded companies (other than Manning & Napier, Inc.) or otherwise undertake any special duties or responsibilities to companies in which Manning & Napier could invest in their client’s portfolios without receiving prior approval from both CCOs.
3.	Conflicts of Interest. A conflict of interest occurs when your private interest(s) interfere in any way with interest(s) of Manning & Napier and/or its clients. You have a duty to report any material transaction or relationship that reasonably could be expected to create a conflict of interest with Manning & Napier or its clients. You should be aware that actual or potential conflicts of interest could arise not just from dealing with external parties, such as clients or consultants, but also from relations or transactions with other employees.
4.	Disclosure of Conflicts.
a.	When making investment recommendations, or taking investment actions, you must disclose to your customers and clients any material conflict of interest relating to you and any material beneficial ownership of the securities involved which could reasonably be expected to impair your ability to render unbiased and objective advice.
b.	You must disclose to Manning & Napier all matters, which could reasonably be expected to interfere with your duties to Manning & Napier, or with your ability to render unbiased and objective advice.
c.	You must comply with all requirements as to disclosure of conflicts of interest imposed by law and by rules and regulations of organizations governing your activities and shall comply with any prohibitions on your activities if a conflict of interest exists.

5.	Disclosure of Referral Fees. You must make appropriate disclosure to a prospective client of any consideration paid to others for recommending your services to that prospective client.
C.	Prohibited Activities.
1.	In General. You shall not engage in any act, practice or course of conduct, which would violate the provisions of Rule 17j-1 under the 1940 Act, or any other applicable Federal Securities Laws, including: (1) the employment of any device, scheme or artifice to defraud a client, prospective client, fund or an account; (2) the making of any untrue statement of a material fact to a client, prospective client, fund or an account, or omitting to state a material fact necessary in order to make the statements made to a client, prospective client, fund or an account, in light of the circumstances in which they are made, not misleading; (3) the engagement in any act, practice or course of business that operates or would operate as a fraud or deceit on a client, prospective client, fund or an account; and (4) the engagement in any manipulative practice with respect to a client, prospective client, fund or an account.

2.	Prohibition on Accepting and Giving of Gifts. The acceptance or giving of gifts or excessive entertainment from people who have business dealing or prospective dealings with Manning & Napier must not constitute a conflict of interest or create the appearance of impropriety. You may accept gifts or give gifts that are worth less than the limit set in Manning & Napier’s policy and if applicable, your departmental gift policy, but you must be personally satisfied that the gift or entertainment is not intended to influence your judgment or the performance of your duties. Please consult Manning & Napier’s Receipt of Gifts by Employees Policy and your Departmental Gift Policy, if applicable, for further information.

3.	Prohibition Against Assisting Legal and Ethical Violations. You shall not participate in, or assist with, any acts which you know or reasonably should know to be in violation of any applicable law, rule, or regulation of any government, governmental agency, or regulatory organization governing your professional, financial, or business activities, nor any act which would violate any provisions of this Code.

4.	Prohibition Against Use of Material Non-Public Information. You must comply with all laws and regulations relating to the use of material non-public information, including, but not limited to: (1) if you acquire such information as a result of a special or confidential relationship of Manning & Napier with the issuer, you shall not communicate the information (other than within the relationship), or take investment action on the basis of such information, if doing so would violate that relationship; and (2) if you are not in a special or confidential relationship with the issuer, you shall not communicate or act on material non-public information if you know or reasonably should know that such information was disclosed to you in breach of a duty. If such a breach exists, all material non-public information must be reported immediately to a CCO or the Chief Legal Officer (“CLO”). You are not allowed to communicate or act on any material non-public information.

5.	Prohibition Against Plagiarism. You shall not, when presenting material to clients, prospective clients, or the general public, use material that is not authorized by your Supervisor and Compliance Department, if applicable; nor shall you copy or use in substantially the same form, material prepared by persons outside of Manning & Napier without acknowledging its use and identifying the source of such material.

6.	Prohibition Against Misrepresentation of Services. You must not make any statements, orally or in writing, which materially misrepresent: (1) the services that you are capable of performing for the client or prospective client; (2) your qualifications or those of Manning & Napier; (3) the investment performance Manning & Napier has accomplished or can reasonably be expected to achieve for the client or prospective client; or (4) the expected performance of any investment. You must not make any unsupported oral or written statement that assures or guarantees any investment or return on investment, either explicitly or implicitly.

D.	Compliance with Laws, Rules, Regulations and Policies.

1.	Required Knowledge and Compliance. You must maintain knowledge of and shall comply with all applicable laws, rules and regulations of any government, governmental agency, and regulatory organization governing your professional, financial, or business activities and applicable policies and procedures of Manning & Napier. Such laws include, but are not limited to, the “Federal Securities Laws” (as defined in Appendix B).

2.	Personal Securities Transactions. You must conduct yourself in such a manner that transactions for your clients and Manning & Napier have priority over personal transactions, and so that your personal transactions do not operate adversely to the interests of your clients. If you decide to make a recommendation about the purchase or sale of a security, you must give your clients and Manning & Napier adequate opportunity to act on this recommendation before taking action for your own benefit. You must comply with all requirements covered in the Personal Securities Transactions Section of this Code.

3.   Whistleblowing. If you have knowledge of, or a concern about, illegal, dishonest or fraudulent activity, you are encouraged to promptly report such activity. Manning & Napier strictly prohibits retaliation of any kind against employees for complaints submitted in good faith. The “Manning & Napier Whistleblower Policy & Procedures”, have been included under Appendix D for your reference.

4.  Responsibilities of Supervisors. If you have supervisory responsibility you must exercise reasonable supervision over those subordinate employees subject to your control, to prevent any violation by such persons of applicable statutes, regulations, or provisions of the Code. In doing so, you are able to rely upon reasonable procedures established by Manning & Napier.

5.	Reporting Violations. You must promptly report any violations or suspected violations of the Code to a CCO.

E.	Research Reports, Investment Recommendations and Actions.

1.	Research Reports.

a.	You must use reasonable judgment as to the inclusion of relevant factors in research reports.

b.	You must distinguish between facts and opinion in research reports.

c.	Research reports intended for general public distribution that do relate directly to a specific client or portfolio must indicate the basic characteristics of the investments involved.

2.	Investment Recommendations. You must exercise diligence and thoroughness in making an investment recommendation to others or in taking an investment action for others, taking into consideration the appropriateness and suitability of the investment for such portfolio or client, including: (1) the needs and circumstances of the client, as indicated by the client’s statement of investment objectives; (2) the basic characteristics of the investment; (3) the basic characteristics of the total portfolio. You must use reasonable judgment to determine the applicable relevant factors, in accordance with Manning & Napier’s investment strategies, screens and pricing disciplines. You must distinguish between facts and opinion in presentation of investment recommendations.
a.	You must have a reasonable and adequate basis for such recommendations and actions, supported by appropriate research and investigation.

b.	You must make reasonable and diligent efforts to avoid any material misrepresentation in any research report or investment recommendation.

c.	You must maintain appropriate records to support the reasonableness of such recommendations.

3.	Fair Dealing with Customers and Clients. You must act in a manner consistent with your obligation to deal fairly with all prospective clients and clients when, (1) disseminating investment recommendations, (2) disseminating material changes in prior investment advice, and (3) taking investment action.

4.	Preservation of Confidentiality. You must preserve the confidentiality of information communicated by Manning & Napier or each client concerning matters within the scope of the confidential relationship, unless you have received information concerning illegal activities.

5.	Maintenance of Independence and Objectivity. In relationships and contacts with an issuer of securities, whether individually or as a member of a group, you must use particular care and good judgment to achieve and maintain independence and objectivity.

Section III.	Personal Securities Transactions

A.	Reporting Requirements – All Employees.
1.	What Accounts Are Covered by this Code. This Code covers all securities accounts in which any Employee has or may have any direct or indirect Beneficial Ownership in a Covered Security (the “Covered Accounts”). (See Appendix A to this Code for a discussion of what constitutes such a beneficial interest.)
(i)
Independent Directors.  Each Independent Director of the Fund (that is, one who is not an “interested person” of the Fund as defined in the 1940 Act) must, within 10 business days after the end of each calendar quarter, file a report (which is to be filed with a Review Officer or the Fund’s CCO) as to Covered Transactions; however, such a report need to be made as to a particular Covered Security only if the Independent Director at the time of that transaction knew, or in the ordinary course of fulfilling his or her official duties as a Director of the Fund should have known, that, during the 15 business day period immediately preceding or after the Covered Transaction, the Covered Security is or was purchased or sold by the Fund or was “considered” for such purchase or sale.

2.	Disclosure of All Covered Accounts. Each Employee upon hire and/or no later than 10 business days of start date is required to disclose all Covered Accounts as defined in this Code. Covered Accounts are required to be held at one of the selected designated brokers: Charles Schwab or TD Ameritrade. Employees may request an exemption from the designated broker requirement from a CCO. If approved in writing for an exemption, the Employee must remember that all other requirements under the Code remain.
In addition, each Employee must notify a Review Officer (as defined in Appendix C) or a CCO within 10 business days of the opening of any additional accounts.  Such additional accounts are required to be opened with one of the selected designated brokers as identified above, unless the Employee has obtained an exemption from a CCO prior to opening the account.
3.	Duplicate Copies. For Covered Accounts held at one of the designated brokers, Manning & Napier will instruct the designated broker to add the Covered Account(s) to its electronic feed that transmits transaction detail directly to its Compliance Vendor used for personal securities monitoring. For any accounts that receive an approved exemption from the designated broker requirement, the Employee or Review Officer is required to instruct their broker-dealer to send to Manning & Napier or its Compliance Vendor duplicate monthly account statements and/or trade confirmations or have their accounts added to feeds that transmit transaction detail directly to the Compliance Vendor. In the event that automatic forward of statements has not been set up, the Employee is responsible for forwarding monthly statements and/or trade confirmations to a Review Officer.
4.
Quarterly Transaction Reports. Employees are required to certify, through the Compliance Vendor, to all transactions during the preceding quarter within 30 calendar days after the end of each calendar quarter.  If an employee’s trades do not occur through a broker-dealer, (e.g., purchase of a private placements, securities in certificate form, etc.) such transactions of Covered Securities should be reported separately to a Review Officer or a CCO.  The Compliance Vendor maintains records of quarterly transaction reports that contain at least the following information for each transaction of a Covered Security in which the employee had, or acquired as a result of the transaction, any direct or indirect  beneficial ownership during the quarter:  (i) the date of the transaction and the title, the interest rate and maturity (if applicable) and quantity of the Covered Security involved; (ii) the nature of the transaction (i.e. purchase, sale or other type of acquisition or disposition); (iii) the price at which the transaction was effected; (iv) the name of the broker, dealer or bank with or through whom the transaction was effected; and (v) the date the report was submitted.  On a quarterly basis, Employees must log on to the Compliance Vendor’s website, verify their quarterly transactions, and make the required certification.  Alternatively,  Employees who do not have an automatic forward of statements to the Compliance Vendor, must ensure that all hard copy duplicate trade confirmations sent to Compliance are accurately listed on the Compliance Vendor in order to complete the quarterly transaction report. Furthermore, employees who are subject to additional surveillance, whereby a Review Officer performs additional monitoring of personal security transactions, including a weekly and monthly review of all activity, meet the necessary reporting requirements in lieu of the quarterly transaction report.

B.	Reporting Requirements – Access and Investment Persons.
1.	Initial Holdings Certification. Each Access Person is required to report all of their Covered Accounts and holdings no later than 10 business days after the date upon which he or she becomes an Access Person. Access Persons, or a Review Officer or a CCO on their behalf, must enter their Covered Accounts and all initial holdings into the Compliance Vendor’s system, or provide to a Review Officer or a CCO, within 10 business days of the date upon which he or she became an Access Person. The initial holdings report will contain the following information: (i) title, number of shares and aggregate value for equity securities, and principal amount for debt securities; (ii) the name of each broker, dealer or bank with which he or she maintains an account; and (iii) the date the report is submitted. The information must be current as of a date no more than 45 calendar days prior to the date the person becomes an Access Person. For Covered Securities not held at a broker-dealer (private placements, securities in certificate form, etc.) such holdings of Covered Securities should be reported separately to a Review Officer or a CCO.
2.	Annual Holdings Certification. Each Access Person is required to annually verify their holdings as of December 31st of the prior year through the Compliance Vendor’s website, or to a Review Officer or CCO, by January 30th each year. If the Access Person cannot complete this annual verification of holdings by January 30th, he or she must contact a Review Officer or a CCO and obtain permission to verify the holdings at a later date. The annual holdings report will contain the following information: (i) title, number of shares and aggregate value for equity securities, and principal amount for debt securities; (ii) the name of each broker, dealer or bank with which he or she maintains an account; and (iii) the date the report is submitted. The report should be current as of December 31st. For Covered Securities not held at a broker-dealer (private placements, securities in certificate form, etc.) such holdings of Covered Securities should be reported separately to a Review Officer or a CCO.
C.	Pre-Clearance Requirements.

1.
What Securities Are Covered by this Code. With the exception of those securities excluded below, this Code covers all securities (and any options or warrants to purchase or sell the same) and are referred to as “Covered Securities.” Examples of Covered Securities are common stock, preferred stock, exchange-traded funds (“ETFs”), real estate investment trusts (“REITs”), unit investment trusts (“UITs”), accelerated return notes (“ARNs”), closed-end mutual funds, options, bonds, interests in limited partnerships, private placement securities, private securities, initial public offerings (“IPOs”), derivatives, etc. Covered Securities that are held by the Fund are referred to as “Fund Securities.” Purchases of any third party registered closed-end investment companies that Manning & Napier sub-advises are prohibited.

2.
What Securities Are Not Covered by this Code.  “Non-Covered Securities” include U.S. government securities, bankers’ acceptances, bank certificates of deposit, commercial paper, high quality short-term debt instruments (including repurchase agreements), shares of registered open-end investment companies, (including real estate securities mutual funds, but not including exchange-traded funds or Reportable Funds (as defined in Appendix B)), shares of money market funds, cash commodities, futures (commodity and security futures), and currencies.

3.	How to Obtain Pre-Clearance. Employees need to obtain pre-clearance for all transactions of covered securities (with the exception of IPOs and Private Placements as mentioned in #4 below) through the Compliance Vendor’s website, except for transactions in those non-covered securities mentioned under #2 above.

Pre-clearance is required for each transaction type in a Covered Security, on an account-specific basis.  For example, if an Employee would like to purchase XYZ across 5 different Covered Accounts, pre-clearance must be requested for each account.  Further, if an Employee purchases shares of stock XYZ in Account A, and also wishes to purchase a put option of security XYZ in Account A, pre-clearance must be requested for both transaction types.

Preclearance approval is valid from the time approval was received until the close of the market on which the security trades (including the next business day if approval is obtained after the market close).
4.
IPOs & Limited Offerings/Private Placements. Employees need to contact a Review Officer or a CCO for approval prior to engaging in an IPO and/or private placements. Requests for approval for IPOs and private placement securities will be reviewed by a Review Officer or a CCO before approval for acquiring beneficial ownership of any securities offered in connection with an IPO or Limited Offering is granted (as defined in Appendix B).

D.	Non-Covered Activities. The following activities would not require pre-clearance, but duplicate confirmations must still be provided:
●
purchases pursuant to a payroll deduction plan, provided that, a Review Officer or a CCO has been previously notified by the Employee that the spouse will be participating in the payroll deduction plan;

●	exercise of stock option of corporate employer
●
purchases effected through an established Dividend Reinvestment Plan (“DRP”), provided that, a Review Officer or a CCO is first notified by the Employee that he or she will be participating in the DRP. The purchase of share(s) to initiate participation in the DRP or the purchase of shares in addition to those purchased with dividends AND any sale of shares from the DRP MUST receive pre-clearance;

●
purchases effected through a systematic investment plan involving the automatic investment of a set dollar amount on predetermined dates, provided that a Review Officer or a CCO has been previously notified by the Employee of the the plan. The  purchase of securities of the issuer to initiate participation in the plan AND any sale of shares from such a plan MUST receive prior clearance;

●	purchases or sales over which the person has no influence or control (including transactions within a managed account solely for tax purposes undertaken by the discretionary manager);
●
purchases or sales which are non-volitional on the part of the person, including purchases or sales upon the exercise of puts or calls written by the person and sales from a margin account to a bona fide margin call;

●	purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer; or
●	sales in mandatory tenders.
E.	30-Day Holding Period Requirement. This requirement is applicable to Investment Persons only, as defined in Appendix B.

An Investment Person is prohibited from selling a Fund Security within 30 calendar days of the date of the Investment Person’s most recent purchase of the Fund Security.
For example, if an Investment Person buys  shares of XYZ stock on March 1st, and XYZ stock is held in the Fund on the March 1st, he or she may not sell any shares of XYZ stock for 30 full calendar days following March 1st (that is, not until April 1st).
The 30-day Rule “clock” restarts EACH time the Investment Person buys additional shares of that Fund Security, and the “clock” applies to the full lot of shares.
If the employee holds shares of the same security in additional brokerage accounts, the “clock” applies for the full lot of those shares as well.
If during the 30-day holding period Manning & Napier sells out of its clients’ positions of the security, the Investment Person is still bound by the 30-day holding period requirement.
For option transactions involving Fund Securities, the transaction is treated as a transaction of the Fund Security for approval purposes.
F.
 Construction and Administration of this Code. This Code shall be administered by the Advisors’ CCO in consultation with the Fund’s CCO. The Advisors’ CCO (or, in certain cases, a Review Officer designated by the Advisors’ CCO) shall have the following duties:

1.	Manning & Napier shall institute procedures to ensure that each Employee and each person who becomes an Access Person is identified and informed of the Code and of their reporting obligations. The procedures shall require:
•	a signed or electronic certification from each Employee that he or she has read, and understands, the Code,
•	that each Employee be notified of the transaction reporting and holding reporting requirements, as applicable,
•	that each Access Person be notified to submit their holdings report within 10 business days after becoming an Access Person, and
•	that an annual certification be provided by each Employee to the effect that the Employee, within the most recent year, complied fully with the Code and met all of the reporting requirements under the Code.
2.
All Employees are required to certify to their transactions in all Covered Accounts on a quarterly basis.  If an Employee notes that a transaction is not included in the Compliance Vendor’s website, the Employee should notify Compliance of the transaction.  Alternatively, Employees who do not have an automatic forward of statements to the Compliance Vendor, must ensure that hard copy duplicate trade confirmations sent to Compliance are accurately listed on the Compliance Vendor in order to complete the quarterly transaction report. In addition, all Access and Investment Persons are required to certify to their holdings annually. For each Covered Security transaction made by an Access Person, the Compliance Vendor’s system, or a Review Officer or a CCO, will review the security against securities that Manning & Napier anticipates purchasing or selling for its clients.  On a periodic basis, which shall be at least annually, the Director of Investments shall review transactions by, and holdings of, Investment Persons in the Research Department, in light of Covered Securities purchased or sold by Manning & Napier’s clients, including the Fund, for patterns of trading activity that evidence a possible violation of the Code.  This review shall be conducted in accordance with the standards of this Code and the related Compliance and Surveillance Procedures.

3.	Training and Education. All employees are required to attend a Compliance Orientation to cover their obligations under the Code. Additionally, under the discretion of a CCO, employees may be required to attend additional training regarding the Code.
4.	If a Review Officer determines, based on a review conducted under paragraph 2 above, that a material violation of the Code may have occurred or may occur in the future, the Review Officer shall contact the relevant Access Person and provide an opportunity to supply explanatory material.
5.
All Employees are required to report any violations or potential violations of the Code to a CCO. A CCO shall review any matters related to violations or potential violations of the Code.  In the event that a CCO determines that a late filing of, or unintended inaccuracy in, a report or other instance of non-compliance did not reflect a violation of the general standards of the Code and presented no risk of harm to its clients, including the Fund, the Advisors’ CCO in consultation with the Fund’s CCO may determine that such violation is not material. In such case, the Advisors’ CCO in consultation with the Fund’s CCO may determine that no further action is warranted other than to remind the relevant Employee of the requirements of the Code and require such additional assurances of full compliance as the Advisors’ CCO, in consultation with the Fund’s CCO, determine appropriate.  Any such event and determination shall be subject to the recordkeeping requirements concerning violations, as set forth below in this Code.

6.	If the Advisors’ CCO in consultation with the Fund’s CCO finds that a material Code violation has occurred, or believes that a material Code violation may have occurred, the Advisors’ CCO in consultation with the Fund’s CCO must submit a written report, including the full details of any investigation, together with any explanatory material provided by the relevant Access Person, to the Manning & Napier Fund Board of Directors (“Fund Board”) or, in lieu of the Fund Board, MNA’s Chief Executive Officer (“CEO”). The Fund Board or, in lieu of the Fund Board, MNA’s CEO, will have the final authority to make any determination as to whether an Access Person materially violated the Code.
G.
Resolution/Sanctions. If a CCO, or in lieu of a CCO, MNA’s CEO, determines that an Employee committed a material violation of the Code, a CCO may impose such sanctions as it deems appropriate, including, among other things, disgorgement of profits, issuance of a letter of censure, or the suspension or termination of employment. In its discretion, the Fund’s CCO may submit the resolution of any such matter, including any sanctions, to the Fund Board for approval at the next regularly scheduled Fund Board meeting unless, a CCO, or in lieu of a CCO, MNA’s CEO’s, sole discretion, circumstances warrant an earlier report.

H.
Annual Written Reports to the Fund Board of Directors. At least annually, the CCO(s) will provide written reports to the Fund Board and MNA’s CEO, and material amendments to the Code will be considered and approved by the Fund Board or MNA’s CEO as applicable, as follows:

1.	Issues Arising Under the Code. The reports must describe any material issue(s) that arose during the previous year under the Code or procedures related thereto, including any material Code or material procedural violations, and any resulting sanction(s).
2.	The Advisors’ CCO or the MNA CEO, as appropriate, in consultation with the Fund’s CCO, if applicable, may report to the Fund Board of Directors more frequently as they deem necessary or appropriate and shall do so as requested by the Fund Board or MNA’s CEO. The reports should address the following:

(i)	the Advisors’ CCO’s (in consultation with the Fund’s CCO, if applicable) evaluation of the Code and any recommendations for improvement, including a summary of whether the existing procedures under the Code and the related Compliance and Surveillance Procedures appear to be sufficient to detect violations of the Code;
(ii)	any series of related or unrelated violations that the Advisors’ CCO (in consultation with the Fund’s CCO, if applicable) views as being non-material when considered separately, but which raise a material issue under the Code when considered in the aggregate, and
(iii)	the specifics of any additional efforts that may be necessary or appropriate to educate Employees regarding the Code.
3.	Certification. Each report to the Fund Board must be accompanied by a certification to the Fund Board that Manning & Napier has adopted procedures reasonably necessary to prevent their Employees, including Access Persons, from violating the Code by the Advisors’ and Fund’s CCOs.
I.
Recordkeeping. Manning & Napier will maintain the records set forth below. These records will be maintained in accordance with the 1940 Act and the Adviser’s Act.  They will be available for examination by representatives of the Securities and Exchange Commission and other regulatory agencies.

1.	A copy of Manning & Napier’s Code and any other compliance policy or procedure that is currently in effect or was in effect at any time within the past five years must be preserved in an easily accessible place.
2.	A record of any Code violation and of any actions taken as a result of the violation must be preserved in an easily accessible place for a period of at least five years following the end of the fiscal year in which the violation occurred.
3.	A copy of each report submitted under this Code, including any information provided in lieu of any such reports made under the Code, will be preserved for a period of at least five years from the end of the fiscal year in which it is made or the information provided, for the first two years in an easily accessible place.
4.	A record of all persons, currently or within the past five years, who are or were required to submit reports under this Code, or who are or were responsible for reviewing these reports, must be maintained in an easily accessible place.
5.	A copy of each annual report to the Fund Board and MNA’s CEO required by this Code must be maintained for at least five years from the end of the fiscal year in which it is made, for the first two years in an easily accessible place.
6.	Manning & Napier must maintain a record of any decision, and the reasons supporting the decision, to approve the acquisition of securities acquired in an Initial Public Offering or Limited Offering by any Employee for at least five years after the end of the fiscal year in which the approval is granted.

7.	The Code will be disclosed in accordance with the requirements of Form N-1A and applicable Federal Securities Laws.

Appendix A

The purpose of this Appendix is to discuss the circumstances in which the Employee has a “direct or indirect beneficial interest” in a security, or in a securities account.  This question is to be interpreted in the same manner as it would be in determining whether a person is subject to the provisions of Section 16 of the Securities Exchange Act of 1934 and Rule 16a-1(a) (2) thereunder.

Under Rule 17j-1 of the 1940 Act and Rule 204A-1 of the Advisers Act, an Employee need not report “transactions effected for any account over which such person does not have any direct or indirect influence or control.”  For the purposes of the Code, an Employee may not report an account which would otherwise be a Covered Account by filing with a CCO a statement indicating lack of influence and control as stated above together with such other documents as the CCO(s) may require demonstrating such lack of influence or control.

The general categories of types of beneficial ownership may be summarized as follows:  (i) direct ownership; (ii) securities held by others for the benefit of the Employee; (iii) securities held by certain family members; and (iv) securities held by certain estates, trusts, corporations or partnerships.
(i)	Direct Ownership. This includes securities registered in the name of an Employee and bearer securities of which the Employee is the bearer.
(ii)	Securities Held by Others for the Benefit of an Employee. This involves, in general, any agreement, arrangement or understanding, under which an Employee derives benefits substantially equivalent to those of ownership. This category would include, but not be limited to, securities held by pledges, custodians and brokers, as well as if an employee decides to open an HSA (Health Savings Account) through TD Ameritrade.
(iii)	Securities Held by Certain Family Members. The SEC has indicated that the “beneficial ownership” of an Employee extends to securities owned (see below) by a wife or husband, or domestic partner of that Employee, by a minor child or by other relatives (i) sharing the same household, or (ii) not sharing same household but whose investments the Employee directs or controls. Such ownership by relatives may be direct (i.e., in their own name) or in one or more of the indirect ways described in this Appendix. This beneficial ownership position of the SEC is not affected by whether the assets being invested are the separate property of the relative; however, an Employee may, as described in the Code, disclaim beneficial ownership of any particular securities and also may, as described in this Appendix, remove from the category of Covered Accounts over which the Employee has no direct or indirect influence or control. With respect to temporary employees and interns, such temporary employees and interns will only need to disclose any covered accounts in their own name, unless they are employed with Manning & Napier for a period of six months or more, or if requested by a CCO. Please consult with Compliance for detailed guidelines for temporary employees and interns.

(iv)	Securities Held by Estates, Etc. An Employee may also have a beneficial interest in securities held by estates, trusts, partnerships or corporations. Employees who are (i) settlors (i.e., creators), trustees or beneficiaries of a trust; (ii) executors or administrators of, or beneficiaries or legatees of, an estate; (iii) partners of a partnership, or (iv) directors, officers or substantial shareholders of a corporation, which, in each case, invests in Covered Securities, are required to obtain a determination from a CCO as to whether the accounts in question are Covered Accounts. In making any such determination, a CCO may rely on the advice of counsel.

Appendix B

1.             “Access Person” means:\
     (i)   With respect to the Fund or Advisors, any director, officer or advisory person, as defined below, of the Fund.

2.               “Advisory Person” of the Fund and the Advisors means:
(i)	Any employee of the Fund or the Advisors (or of any company in the control relationship) who, in connection with his or her regular functions or duties, has the power, or is a member of a group that has the power to authorize or recommend a purchase or sale of a Covered Security in the Fund, or who, obtains information of a Covered Security that is being considered for purchases or sales in the Fund; or

(ii)	Any natural person in a control relationship to the Fund or the Advisors who obtains information of a Covered Security that is being considered or is recommended for purchase or sale in the Fund.

3.         “Investment Person” of the Fund and the Advisors means:
(i)	Any employee of the Fund or the Advisors (or of any company in a control relationship) who, in connection with his or her regular functions or duties, has the power or is a member of a group that has the power, to authorize or recommend a purchase or sale of a Covered Security by the Fund; provided that each member of the Research and Fixed Income Departments, other than their Administrative staff, shall be deemed an Investment Person; or

(ii)	Any natural person who is in a control relationship to the Fund or the Advisors who obtains a Recommendation of a Covered Security that is being considered for purchase or sale in the Fund.

4.    “Beneficial Ownership” means:
For the purposes of the Code, an Employee has a Beneficial Ownership if the Employee has direct or indirect pecuniary interest in a financial instrument or account through any contract, arrangement, understanding, relationship or otherwise. An Employee has an indirect Beneficial Ownership if securities are held by members of such person’s immediate family sharing the same household. The term immediate family means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law and includes adoptive relationships

    5.    “Initial Public Offering” means:

An offering of securities registered under the Securities Act of 1933, as amended (the “1933 Act”), the issuer of which, immediately before the registration, was not subject to the reporting requirements of section 13 or 15(d) of the Securities and Exchange Act of 1934, as amended (the “1934 Act”).

6.    “Limited Offering” means:

An offering that is exempt from registration under the 1933 Act pursuant to section 4(2) or section 4(6) or pursuant to Rule 504, 505 or 506.

7.    “Federal Securities Laws” means:

The 1933 Act, the 1934 Act, the Sarbanes-Oxley Act of 2002, the 1940 Act, the Advisers Act, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the SEC under any of these statutes, the Bank Secrecy Act as it applies to funds and investment advisers, and any rules adopted thereunder by the SEC or the Department of Treasury

8.    “Reportable Funds” means:
 (i)   Any fund for which an Advisor serves as an investment adviser as defined in section 2(a) (20) of the 1940 Act;or

 (ii)        Any fund whose investment adviser or principal underwriter controls Manning & Napier, is controlled by Manning & Napier, or is under common control with Manning & Napier

9.    “Control” means:

Investment discretion in whole or in part over an account regardless of Beneficial Ownership, such as an account for which a person has power of attorney or authority to effect transactions.

Appendix C

Fund’s Chief Compliance Officer:	Jodi Hedberg
Advisors’ Chief Compliance Officer:	Jessica Kushner
Review Officers:	Members of the Compliance Department
Beth Galusha
Lauren Hale

Appendix D

M&N WHISTLEBLOWER POLICY & PROCEDURES
Manning & Napier has long been committed to maintaining the highest possible standards of ethical, moral and legal business conduct, and has always taken seriously its obligations to its employees. In line with this commitment, Manning & Napier has voluntarily subscribed to the high standards applied by Sarbanes-Oxley to publicly held companies by adopting this policy, which aims to provide an avenue for employees to report serious concerns, such as actions that 1) are unlawful 2) may have a material negative impact on a client of the company 3) may lead to incorrect financial reporting or 4) otherwise amount to serious improper conduct.

If an employee has knowledge of, or a concern about, illegal, dishonest or fraudulent activity, the employee is encouraged to promptly report such activity. The earlier a concern is expressed, the easier it is to take action.

A concern may be submitted in any of the following ways:

• To your direct supervisor or to any supervisor.

• Directly to Jodi Hedberg, Cheryl Perry, Chuck Stamey, Richard Yates, or one of the Manning & Napier Fund, Inc. Independent Directors:
Steve Ashley – (585) 454-4840
Peter Faber – (212) 547-5585
Harris (Bud) Rusitzky – (585) 586-4492
Paul Brooke – (917) 860-1133
      Chet Watson– (313) 268-1697

• In writing and submitted anonymously to any of the persons listed above.

In reporting such activity or concern, the employee must exercise good faith and sound judgment to avoid baseless allegations.

The policy encourages employees to put their names to concerns because appropriate follow-up questions and investigation may not be possible unless the source of the information is identified. If a claim is submitted anonymously, the employee filing the claim is encouraged to provide enough factual information to facilitate an investigation including, names, dates, places, events, and why the employee believes the matter is a concern.

As with all complaints submitted, concerns expressed anonymously will be investigated to the extent possible and consideration will be given to:
•	The seriousness of the issue raised;
•	The credibility of the concern; and
•	The likelihood of confirming the allegation from attributable sources.

 All reports of such activity must be promptly submitted by the initial recipient of the complaint (as listed above) to the Funds’ Chief Compliance Officer, Jodi Hedberg or, in the alternative, to MNA’s CEO (and to Richard Yates if the matter involves the Manning & Napier Fund, Inc.), who is responsible for determining whether an investigation is appropriate and the form such investigation should take, as well as coordinating whatever corrective action is necessary. To the extent any wrongdoing is uncovered as a result of a report; corrective action will ensue and may include disciplinary action, up to and including termination of employment. Matters that relate in any way to the Manning & Napier Fund, Inc. will also be reported to the Fund’s Audit Committee. Matters that relate in any way to Exeter Trust Company will also be reported to Exeter Trust Company’s Audit Committee.

Protection for reporting such activity is provided as follows:
•
The company strictly prohibits retaliation of any kind against employees for complaints submitted in good faith. This includes, but is not limited to, protection from retaliation in the form of an adverse employment action such as termination, compensation decreases, or poor work assignments and threats of physical harm.

Any employee who believes he/she is being retaliated against should contact the Human Resources Manager immediately.

The right of an employee for protection against retaliation does not include immunity for any personal wrongdoing by the employee that is alleged and investigated.

•	Every effort will be made to protect the complainant’s identity however identity may have to be disclosed to conduct a thorough investigation.

An employee who knowingly and willfully files a false, fictitious or fraudulent report of wrongdoing will be subject to disciplinary action, up to and including termination of employment.

This policy does not cover general employee problems or concerns and should not be used for such. For these issues, employees should talk to their supervisor and/or contact the Human Resources Manager.

For any questions regarding this policy, please contact the Human Resources Manager.